Consulting Agreement

                                    Preamble

         THIS AGREEMENT, made and entered into this 8 day of May, 2000 by and between WorldCast Interactive, Inc., a Florida corporation, having its principle office at 20283 State Road 7, Suite 300. Boca Raton, Florida 33498 ("Company"), Perrins Management Corporation, California Corporation, having its principle office at 1128 Foxhurst Way, San Jose, California 95120 ("Consultant") and Robert H. Perrins, Jr., an individual, having his principal office at 1128 Foxhurst Way, San Jose, California 95120 ("Bob Perrins").

                                    Recitals

         WHEREAS, Consultant represents that it has expertise in the area of convergence integration of voice and data communications networks and is ready, willing and able to provide consulting assistance to Company on the terms and conditions set forth herein; and

         WHEREAS, Company, in reliance on Consultant's representation, is willing to engage Consultant as an independent contractor, and not as an employee, on the terms and conditions set forth herein to provide services to Company, including its subsidiaries, ConvergIT and Cable Tech, Inc.;

         NOW THEREFORE, in consideration of the obligations herein made and undertaken, the parties, intending to be legally bound, covenant and agree as follows:

                                    Agreement

                                    Section 1

                                SCOPE OF SERVICES

         1.1 Consultant shall provide consulting services ("Services") and shall render reports and other deliverables ("Deliverables"), which are more fully described in subsections 1.1a. and 1.1b., below to Company and/or its subsidiaries ConvergIT and Cable Tech, Inc., (collectively referred to in this Agreement as "Company"). Company and Consultant shall establish by mutual consent, from time-to-time, written milestones and timetables applicable to the Services and the Deliverables. In the event Consultant anticipates at any time that it will not reach one or more milestones due to controllable or uncontrollable circumstance within a prescribed timetable, Consultant shall immediately so inform Company by written notice, submit proposed revisions to the timetable and milestones that reflect Company's best estimates of what can realistically be achieved, and continue to work under the original timetable and milestones until otherwise directed by Company in writing. Consultant shall also prepare and submit such further reports of its performance and its progress as Company may reasonably request from time to time.

         a. Services: Consultant shall (i) act as an advisor to the Board of Directors of Company with respect to convergence technology and the integration of communications systems and the development of a stategic business model for the delivery of convergence products and services to end-user customers; (ii) act as an advisor to Senior Management of Company with respect to technical applications of the business model, operational structure, process management, marketing and sales tactics and strategies; (iii) act as a liason between Company and its suppliers, vendors, customers and consultants to maintain existing favorable relationships; (iv) serve as a member of the Lucent Technologies, Inc., SYSTIMAX VAR council (at the pleasure of Lucent technologies, Inc.) and as a liason between Company and the various divisions of Lucent Technologies, Inc.; (v) act as an advisor to Senior Management and the Board of Directors of Company with respect to potential strategic business alliances including acquisitions and mergers.

         b. Deliverables: Consultant shall (i) deliver periodic recommendations to the Board of Directors and/or Senior Management with respect to the services set forth in subsection 1.1a., above; (ii) deliver periodic memoranda and/or reports to Senior Management with respect to Consultant's liasion functions on behalf of Company; (iii) deliver periodic analyses, opinions and/or recommendations regarding potential strategic business alliances to Senior Management and the Board of Directors; (iv) deliver such additional reports, memoranda and/or opinions with respect to the Services as Company may reasonably request from time to time.

         1.2 Consultant shall provide and make available to Company such resources as shall be necessary to perform the services called by this Agreement.

         1.3 Company shall provide the necessary tools, personnel, languages, software source codes, computers, peripherals, and other basic items to enable Consultant to perform the Services. At Company's discretion, these items may be obtained from Consultant or any third party whom management feel should act as Company's vending source.

         1.4 Company shall within 10 days of receipt of each Deliverable submitted to Company, advise Consultant of Company `s rejection of such Deliverable. Any rejection shall specify the nature and scope of the deficiencies in such Deliverable. Consultant shall, upon receipt of such a notice of rejection, act diligently to correct such deficiencies. The failure of Company to provide a notice of rejection within such period shall constitute acceptance by Company of said Deliverable.

         1.5 Consultant shall require its employees to observe security and safety policies of Company.

         1.6 Company shall have the right, at any time, to request removal of any employee(s) hired for any project either by Company or by Consultant whom Company deems to be unsatisfactory for the purpose of Company's project. Upon such a written request, Consultant shall use all reasonable efforts to promptly replace designated party(ies) with a substitute competent party(ies) having appropriate skills and training.

         1.7 Anything herein to the contrary notwithstanding, the parties hereby acknowledge and agree that Company shall have no right to control the manner, means or methods by which Consultant performs the Services called for in this Agreement. Company shall be entitled only to direct Consultant with respect to the elements of the Services to be performed by Consultant and the results to be derived by Company, to inform Consultant as to where and when such Services shall be performed, and to review and access the performance of such Services by Consultant for the limited purposes of assuring that such Services have been performed and confirming that the results are satisfactory.

                                    Section 2

                                TERM OF AGREEMENT

         2.1 This Agreement shall commence on the date and year first above written, and unless modified by mutual agreement of the parties or terminated earlier pursuant to the terms of this Agreement, shall continue for an initial term of two (2) years and shall automatically renew for successive one (1) year terms, unless either party submits a letter of termination at least thirty (30) days in advance of a renewal date.

         2.2 Upon termination of this Agreement for any reason, Consultant shall promptly return to Company all copies of any Company data, records, or material of whatever nature of kind, including all materials incorporating the proprietary information of Company. Consultant shall also furnish to Company all work in progress or portions thereof, then in Consultant's possession.

         2.3 Within 30 days of termination of this Agreement for any reason, Consultant shall submit to Company an itemized invoice for any fees or expenses accrued, but unpaid, under this Agreement. Company shall remit payment of such invoice in the manner specified in Section 3 of this Agreement. Upon satisfaction of these obligations, the Company shall have no further liability or obligation to Consultant whatsoever for any further fees, expenses or other payments.

                                    Section 3

                           FEES, EXPENSES, AND PAYMENT

         3.1 In consideration of the Services to be performed by Consultant, Company shall pay Consultant a consulting fee of $20,833 per month for an initial term of two (2) years. During any renewal period under this Agreement, Company shall pay Consultant a consulting fee at the rate of $20,833 per month. Consulting fees shall be paid pursuant to written, itemized invoices issued by Consultant and delivered to Company on a monthly basis. The terms of payment of invoices shall be net ten (10) days based upon the date of invoice.

         3.2 In further consideration of the the personal services of Bob Perrins provided in accordance with Section 10.04, Company shall grant and issue to Bob Perrins 3,760,00 units of WorldCast Interactive, Inc., Share Appreciation Rights (SAR) convertible into 3,760,000 shares of common stock of the Company (conversion ratio of 1:1). Alternatively, and at the sole election of Bob Perrins, each SAR unit may be converted into cash at the rate of $0.25 per SAR unit. Bob Perrins shall be restricted from making any election to convert SAR units into either common stock or cash for a period of one (1) year from the effective date of this Agreement, except as follows: Bob Perrins may elect, at his sole discretion, to convert a number of SAR units into common stock having a maximum market value of sixty-two thousand five hundred dollars ($62,500.00), once each calendar quarter, and require Company to effect an S-8 Registration of such shares no more often than once each calendar quarter. These conversion and S-8 Registration rights shall be cumulative, entitling Bob Perrins to elect, at his sole discretion, to defer the conversion and registration of eligible SAR units to a subsequent calendar quarter. Any and all SAR units, which are converted into common stock and traded on the NASDAQ Exchange shall be subject to any and all applicable rules of the Securities and Exchange Commission (SEC).

         3.3 In addition to the foregoing, Company shall pay Consultant for each reasonable and necessary business expense incurred and paid by Consultant in performance of his duties under this Agreement provided that:

         a. Consultant submits a written request for reimbursement of the expense accompanied by a receipt for expenses in excess of twenty-five dollars ($25) indicating the nature and amount of the expense (incidental expenses less than twenty-five dollars ($25) may be submitted by voucher without a receipt); and

         b. If the expense exceeds five hundred dollars ($500.00), Consultant received prior written authorization from the Treasurer of Company to incur such expense.

         3.4 In the event of termination of this Agreement prior to the end of the initial term due the incapacity, disability or death of Bob Perrins, or the termination of this Agreement by Company without cause, Consultant and Bob Perrins shall be entitled to payment of the unpaid balance of the fees for the initial two (2) year period of this Agreement specified in Sections 3.1 and 3.2.

         3.5 Concurrently with the date of closing of a merger between Company and Cable Tech, Inc., Company shall loan $125,000 to Consultant. The terms of the note representing the loan shall be mutually acceptable to Company and Consultant.

                                    Section 4

                                 RIGHTS IN DATA

         4.1 Except as set forth below in this Section 4, all right, title, and interest in and to the programs, systems, data, or materials utilized or produced by Consultant in the performance of the Services specified in this Agreement shall be and remain the property of Consultant.

         4.2 All right, title, and interest in and all Deliverables, including all rights in copyright that may subsist therein, shall inure to Company and all Deliverables shall be considered works made for hire. In the event that any Deliverables shall be deemed not to constitute works made for hire, or in the event that Consultant should otherwise, by operation of law, be deemed to retain any rights to any Deliverables, Consultant shall execute any documents of assignment or registration of copyright requested by Company respecting any and all Deliverables. Nothing in this Section 4.2 or any other provision of this Agreement shall preclude Consultant from providing services similar to the Services and Deliverables to other clients of Consultant, subject to the the protections afforded Company under this Section 4 and Section 5 of this Agreement.

         4.3 All right, title, and interest in and to any programs, systems, data, and materials furnished to Consultant by Company are and shall remain the property of Company including acquired sources of trade secrets, know how, technology, and other work for hire materials from Consultant itself.

                                    Section 5

                             PROPRIETARY INFORMATION

         5.1 Information disclosed by either party to the other in connection with this Agreement is proprietary to the disclosing party and is communicated in confidence. Nothing herein shall restrict recipient's right to disclose the confidential information where such disclosure is required by written order of a judicial, legislative, or administrative authority of competent jurisdiction, or is necessary to establish its rights under this agreement, provided, however that, in each case, recipient will first notify the disclosing party of such need or requirement and cooperate with originator in limiting the scope of the proposed disclosure. Recipient will assist disclosing party in taking all reasonable steps for obtaining further appropriate means of limiting the scope of the required disclosure of the disclosing party's confidential information. Each party, as recipient of such information, shall hold such information in confidence for so long as it is marked as confidential or proprietary if disclosed in writing or of a confidential or proprietary character if discussed orally. Each party shall use at least the same degree of care that the recipient uses to protect its own confidential or proprietary information. Consultant acknowledges that in order to perform the services called for in this Agreement, it shall be necessary for Company to disclose to Consultant certain Trade Secret(s) that have been developed by Company at great expense and that have required considerable effort of skilled professionals. Consultant further acknowledges that the Deliverables will of necessity incorporate such Trade Secrets. Consultant shall not disclose such Trade Secrets to any employees or to any third parties, excepting those who have a need to know such Trade Secrets consistent with the requirements of this Agreement and who have undertaken an obligation of confidentiality and limitation of use.

         5.2 As used herein, the term "Trade Secret(s)" shall mean technical data, operational data, information, design, process, procedure, formula, or improvement that is commercially valuable to Company and not generally known in the industry. The obligations set forth in Section 5.1 as they pertain to Trade Secret(s) shall survive this Agreement and continue for so long as the material remains a Trade Secret.

         5.3 Company acknowledges that Consultant may be retained by other clients and may engage in other business activiites which may or may not be competitve with the business of Company, subject to the condition that Consultant shall maintain the confidentiality of Company's proprietary information and Trade Secrets in the manner specified in this Section 5 of this Agreement.

                                    Section 6

              CONFIDENTIALITY OF AGREEMENT; PUBLICITY; USE OF MARKS

         6.1 For a period of two (2) years from the date of termination of this Agreement, Consultant shall not disclose the nature of the effort undertaken for Company or the terms of this Agreement to any other person or entity, except as may be necessary to fulfill Consultant's obligation hereunder.

         6.2 Consultant shall not at any time use Company's name or any Company's trademark(s) or trade name(s) in any advertising without the prior written consent of Company.

                                    Section 7

                                   WARRANTIES

         7.1 Company warrants that it owns all right, title, and interest in and any programs, systems, data, Value Added Reseller (VAR) license, or materials furnished to Consultant hereunder even if obtained from the Consultant's past development efforts.

         7.2      Consultant warrants that:

                  a. Consultant's performance of services called for by this Agreement does not and shall not violate any applicable law, rule, or regulation; any contracts with third parties; or any third party rights in any patent, trademark, copyright, trade secret, or similar right; and

                  b. Consultant has all rights necessary to convey to Company the unencumbered ownership of the Deliverables.

                                    Section 8

                                 INDEMNIFICATION

         8.1 Consultant hereby indemnifies and agrees to hold harmless Company from and against any and all claims, demands, and actions, and any liabilities, damages, or expenses resulting there from, including court costs and reasonable attorney fees, arising out of or relating to the services performed by Consultant hereunder or the warrantiesand against any and all claims, demands, and actions, and any liabilities, damages, or expenses resulting there from, including court costs and reasonable attorney fees, arising out of or relating to the services performed by Consultant hereunder or the warranties made by Consultant pursuant to Section 7.2 hereof. Consultant's obligation under this
Section 8.1 shall survive the termination of this Agreement for any reason.

         8.2 Company agrees to give Consultant prompt notice of any such claim, demand, or action and shall, to the extent Company is not adversely affected, cooperate fully with Consultant in the defense and settlement thereof.

                                    Section 9

                             LIMITATION OF LIABILITY

         9.1 Except as provided in Section 8.1 hereof, neither party shall be liable to the other for any consequential damages or lost profits of the other party.

                                   Section 10

                                  MISCELLANEOUS

         10.01 This Agreement constitutes the entire agreement between Company and Consultant in connection with Consultant and Company which supersedes all prior verbal and written agreements, understandings and negotiations and discussions between the parties hereto in connection with the same.

         10.02 This Agreement shall be construed and interpreted, and the rights of the parties hereto determined in accordance with California law. Both parties submit to the jurisdiction of California courts and Federal courts located in California. The parties hereby agree that proper venue for any action or dispute arising out of, in connection with, or concerning this Agreement shall be Santa Clara County, California.

         10.03 All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by certified express mail, return receipt requested, postage prepaid, to the parties to this Agreement at the following addresses or to such other address as either party to this agreement shall specify by notice to the other:

If to Company, at:

WorldCast Interactive, Inc.         with a courtesy copy to:
20283 State Road 7, Suite 300       ConvergIT
Boca Raton, FL. 33498               1752A Junction Ave.
                                    San Jose, CA 95112


If to the Consultant, at:           with a courtesy copy to:
Perrins Management Corporation      Robert H. Perrins, Jr.
1128 Foxhurst Way,                  1128 Foxhurst way
San Jose, California 95120          San Jose, California 95120

         10.04 The Services provided by Consultant require the personal skills and expertise of Bob Perrins and may not be assigned without written approval from Company. This Agreement may be assigned by Company and shall be binding upon and inure to the benefit of its successors and assigns.

         10.05 Except as otherwise herein provided, this Agreement may only be modified by written Agreement executed by Company and Consultant.

         10.06 The headings contained in this Agreement are provided for convenience only and shall not be considered in construing, interpreting or enforcing this Agreement.

         10.07 Either party's failure to enforce strict performance of any covenant, term, condition, promise, agreement or undertaking set forth herein shall not be construed as a waiver or relinquishment of any other covenant, term, condition, promise, agreement, or undertaking set forth herein or the same covenant, term, condition, promise, agreement or undertaking at any time in the future.

         10.08 At any time, and from time to time, each party will execute such additional instruments and take action as may be required by the other party to carry out the intent and purposes of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

                                        WorldCast Interactive, Inc.


                                        ----------------------------------------
                                        Ahmad Moradi, CEO

                                        Perrins Management Corporation

                                        ----------------------------------------
                                        Robert H. Perrins, Jr., CEO


                                        ----------------------------------------
                                        Robert H. Perrins, Jr., an individual

                                Table of Contents

Consulting  Agreement....................................................................................1
   Preamble..............................................................................................1
   Recitals..............................................................................................1
   Agreement.............................................................................................1
   Section 1.............................................................................................1
   SCOPE OF SERVICES.....................................................................................1
   Section 2.............................................................................................3
   TERM OF AGREEMENT.....................................................................................3
   Section 3.............................................................................................4
   FEES, EXPENSES, AND PAYMENT...........................................................................4
   Section 4.............................................................................................5
   RIGHTS IN DATA........................................................................................5
   Section 5.............................................................................................6
   PROPRIETARY INFORMATION...............................................................................6
   Section 6.............................................................................................7
   CONFIDENTIALITY OF AGREEMENT; PUBLICITY; USE OF MARKS.................................................7
   Section 7.............................................................................................7
   WARRANTIES............................................................................................7
   Section 8.............................................................................................8
   INDEMNIFICATION.......................................................................................8
   Section 9.............................................................................................8
   LIMITATION OF LIABILITY...............................................................................8
   Section 10............................................................................................8
   MISCELLANEOUS.........................................................................................8